5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
Second Quarter 2005 Operating Results
Baton Rouge, LA – Monday, August 8, 2005 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the second quarter ended June 30, 2005.
Second Quarter Results
Lamar reported net revenues of $264.7 million for the second quarter of 2005 versus $226.9 million for the second quarter of 2004, a 16.7 % increase. Operating income for the second quarter of 2005 was $53.9 million as compared to $31.2 million for the same period in 2004. There were net earnings of $18.7 million for the second quarter of 2005 compared to net earnings of $7.7 million for the second quarter of 2004.
Adjusted EBITDA, which we refer to herein as EBITDA (defined as operating income before depreciation and amortization and (gain) loss on disposition of assets — see reconciliation to net income at the end of this release), for the second quarter of 2005 was $125.4 million versus $106.9 million for the second quarter of 2004, a 17.3% increase.
Free cash flow (defined as EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the second quarter of 2005 was $72.1 million as compared to $70.3 million for the same period in 2004, a 2.6% increase.
Pro forma net revenue for the second quarter of 2005 increased 7.2% and pro forma EBITDA increased 10.1% as compared to the second quarter of 2004. Pro forma net revenue and EBITDA include adjustments to the 2004 period for acquisitions and divestitures for the same time frame as actually owned in the 2005 period, excluding new markets acquired as a result of the acquisition of Obie Media Corporation (the “Obie markets”), which closed on January 18, 2005. As a result, our pro forma results for the 2005 period exclude the operating results from the Obie markets, and no adjustment has been made to the 2004 period with respect to the acquisition of the Obie markets. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.
Six Months Results
Lamar reported net revenues of $497.6 million for the six months ended June 30, 2005 versus $427.9 million for the same period in 2004, a 16.3% increase. Operating income for the six months ended June 30, 2005 was $83.1 million as compared to $43.9 million for the same period in 2004. EBITDA increased 17.5% to $221.8 million for the six months ended June 30, 2005 versus $188.7 million for the same period in 2004. There was net income of $23.8 million for the six months ended June 30, 2005 as compared to net income of $4.0 million for the same period in 2004.
Free Cash Flow for the six months ended June 30, 2005 was $128.8 million as compared to $118.3 million for the same period in 2004, an 8.9% increase.

Guidance
For the third quarter of 2005 the Company expects net revenue to be approximately $250 to $252 million, excluding expected net revenue from the Obie markets. On a pro forma basis this represents an increase of approximately 5% to 6% over the same period in 2004.
The Company estimates the net revenue from the Obie markets will be approximately $11 million for the third quarter of 2005. The Company intends to provide separate guidance for the Obie markets until it has owned and operated them for 12 months.
Forward Looking Statements
This press release contains forward-looking statements, including the statements regarding our guidance for the third quarter of 2005. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, (1) our significant indebtedness; (2) the continued popularity of outdoor advertising as an advertising medium; (3) the regulation of the outdoor advertising industry; (4) our need for and ability to obtain additional funding for acquisitions or operations; (5) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (6) the strength of the economy generally and the demand for advertising in particular; and (7) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.
Use of Non-GAAP Measures
EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our management believes that excluding the operating results related to the Obie markets from our pro forma results, which we intend to do until we have operated them for twelve months, is useful to investors because of integration issues that are unique to these assets, which are comprised primarily of transit assets. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.
Conference Call Information
A conference call will be held to discuss the Company’s operating results Monday, August 8, 2005 at 10:00 a.m. eastern time. Instructions for the conference call and Webcast are provided below:
Conference Call

All Callers:	1-334-323-9853
Passcode:	Lamar

Replay:	1-877-919-4059
Passcode:	87262360
Available through Wednesday, August 10, 2005 at 11:59 p.m. eastern time

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com
Available through Wednesday, August 10, 2005 at 11:59 p.m. eastern time

General Information on Lamar
Lamar Advertising Company is a leading outdoor advertising company currently operating 153 outdoor advertising companies in 44 states, logo businesses in 20 states and the province of Ontario, Canada and 73 transit advertising franchises in the United States and Canada.

Company Contact:	Keith A. Istre Chief Financial Officer (225) 926-1000 KI@lamar.com

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Net revenues	$264,743	$226,915	$497,572	$427,891

Operating expenses (income)
Direct advertising expenses	86,744	74,362	171,220	148,153
General and administrative expenses	43,569	38,437	86,324	76,713
Corporate expenses	9,074	7,214	18,263	14,373
Depreciation and amortization	71,916	72,472	141,154	142,713
(Gain) loss on disposition of assets	(485)	3,237	(2,443)	2,085

	210,818	195,722	414,518	384,037

Operating income	53,925	31,193	83,054	43,854
Other expense (income)
Interest income	(263)	(62)	(715)	(121)
Interest expense	21,757	18,133	42,619	37,035

	21,494	18,071	41,904	36,914

Income before income tax expense	32,431	13,122	41,150	6,940
Income tax expense	13,687	5,441	17,371	2,892

Net income	18,744	7,681	23,779	4,048
Preferred stock dividends	91	91	182	182

Net income applicable to common stock	$18,653	$7,590	$23,597	$3,866

Earnings per share:
Basic earnings per share	$0.18	$0.07	$0.22	$0.04

Diluted earnings per share	$0.18	$0.07	$0.22	$0.04

Weighted average common shares outstanding:
- basic	105,565,241	103,902,268	105,410,772	103,754,925
- diluted	106,031,171	104,494,414	105,884,073	104,274,566
OTHER DATA
Free Cash Flow Computation:
EBITDA	$125,356	$106,902	$221,765	$188,652
Interest, net	(20,162)	(16,771)	(39,239)	(34,282)
Current tax expense	(2,451)	(512)	(2,525)	(822)
Preferred stock dividends	(91)	(91)	(182)	(182)
Total capital expenditures	(30,529)	(19,184)	(51,026)	(35,075)

Free cash flow	$72,123	$70,344	$128,793	$118,291

	June 30,	December 31,
Selected Balance Sheet Data:	2005	2004
Cash and cash equivalents	$19,089	$44,201
Working capital	53,036	34,476
Total assets	3,748,748	3,689,472
Total debt (including current maturities)	1,622,049	1,659,934
Total stockholders’ equity	1,813,083	1,736,347

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Other Data:
Cash flows provided by operating activities	$104,882	$81,633	$129,338	$117,231
Cash flows used in investing activities	44,236	46,286	124,139	82,090
Cash flows used in financing activities	49,108	23,692	30,311	25,163
Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$104,882	$81,633	$129,338	$117,231
Changes in operating assets and liabilities	(392)	10,198	54,021	39,777
Total capital expenditures	(30,529)	(19,184)	(51,026)	(35,075)
Preferred stock dividends	(91)	(91)	(182)	(182)
Other	(1,747)	(2,212)	(3,358)	(3,460)

Free cash flow	$72,123	$70,344	$128,793	$118,291

Reconciliation of EBITDA to Net income:
EBITDA	$125,356	$106,902	$221,765	$188,652
Less:
Depreciation and amortization	71,916	72,472	141,154	142,713
(Gain) loss on disposition of assets	(485)	3,237	(2,443)	2,085

Operating Income	53,925	31,193	83,054	43,854
Less:
Interest income	(263)	(62)	(715)	(121)
Interest expense	21,757	18,133	42,619	37,035
Income tax expense	13,687	5,441	17,371	2,892

Net income	$18,744	$7,681	$23,779	$4,048

	Three months ended
	June 30,
Reconciliation of Reported Basis to Pro Forma (a) Basis:	2005	2004	Change%
Reported net revenue	$264,743	$226,915	16.7%
Acquisitions and divestitures, excluding the Obie markets	—	8,962
Less net revenue – Obie markets	(11,799)	—

Pro forma net revenue, excluding the Obie markets	$252,944	$235,877	7.2%

Reported direct advertising and G&A expenses	$130,313	$112,799	15.5%
Acquisitions and divestitures, excluding the Obie markets	—	4,671
Less direct advertising G&A expenses – Obie markets	(8,817)	—

Pro forma direct advertising and G&A expenses, excluding the Obie markets	$121,496	$117,470	3.4%

Reported outdoor operating income	$134,430	$114,116	17.8%
Acquisitions and divestitures, excluding the Obie markets	—	4,291
Less outdoor operating income – Obie markets	(2,982)	—

Pro forma outdoor operating income, excluding Obie markets	$131,448	$118,407	11.0%

Reported Corporate expenses	$9,074	$7,214	25.8%
Acquisitions and Divestitures, excluding the Obie markets	—	—

Pro forma Corporate expenses, excluding the Obie markets	$9,074	$7,214	25.8%

Reported EBITDA	$125,356	$106,902	17.3%
Acquisitions and divestitures, excluding the Obie markets	—	4,291
Less EBITDA – Obie markets	(2,982)	—

Pro forma EBITDA, excluding the Obie markets	$122,374	$111,193	10.1%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses, and EBITDA include adjustments to 2004 for acquisitions and divestitures for the same time frame as actually owned in 2005, excluding the operating results of the Obie markets. As a result, our pro forma results for the 2005 period exclude the operating results from the Obie markets, and no adjustment has been made to the 2004 period with respect to the acquisition of the Obie markets.

	Three months ended
	June 30,
	2005	2004
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor Operating income	$134,430	$114,116
Less: Corporate expenses	(9,074)	(7,214)
Depreciation and amortization	(71,916)	(72,472)
Plus: Gain (loss) on disposition of assets	485	(3,237)

Operating income	$53,925	$31,193